UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK INNOVATION AND GROWTH TERM TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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The following is a transcript of a voicemail message from John Perlowski, Trustee, President and Chief Executive Officer of BlackRock Innovation and Growth Term Trust (“BIGZ” or the “Fund”), to shareholders of the Fund.

“Good day, this is John Perlowski, Trustee, President and Chief Executive Officer of the BlackRock Innovation and Growth Term Trust, calling about an important shareholder vote taking place on July 10th that could impact your investment, including the monthly distributions you receive.

We ask that you make your voice heard and vote for your highly qualified Board nominees on BlackRock’s WHITE card.

Please disregard any gold card you may receive from Saba, a predatory hedge fund attempting to take control of your Fund by installing inexperienced and unqualified nominees who may take actions that are harmful to the Fund and its shareholders, like you, so that Saba may earn a profit at your expense.

We hope that you will support your current director nominees by voting on the WHITE card.

Please call 1-888-654-1722 if you have questions about this matter or to opt out of pre-recorded voicemails.”